Exhibit 99.1

SailPoint Announces Heidi Melin Has Joined Its Board of Directors

AUSTIN, January 8, 2019 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced the appointment of Heidi Melin to its Board of Directors and as a member of the Compensation Committee, effective January 4, 2018. The Board has determined that Ms. Melin is “independent” as that term is defined under the listing standards of the New York Stock Exchange.

“We are very pleased to have Heidi join our Board. Her deep experience with high-growth companies, particularly in the SaaS space, will be invaluable as we continue to grow SailPoint and articulate our value proposition on a global basis,” said Bill Bock, Chairman of the Board and of the Nominating and Corporate Governance Committee.

“SailPoint is thrilled to welcome Heidi to our board,” said Mark McClain, CEO and Co-founder of SailPoint. “She’s had an impressive career, holding senior positions at cloud-based B2B software companies, giving her unique insight into how to effectively grow and scale organizations throughout various stages of their development. As SailPoint continues to grow and scale our organization, we look forward to benefiting from her expertise.”

Ms. Melin is currently the Chief Marketing Officer of Workfront Inc., a cloud-based modern work management platform. She was the Chief Marketing Officer at three previous companies: Plex Systems, Inc., a leader in cloud-based enterprise resource planning (ERP) for manufacturing; Eloqua, a provider of marketing automation and revenue performance management; and Taleo Corporation, a cloud-based talent management platform. She helped grow each company into market leaders, with the latter two being acquired by Oracle Corporation. Ms. Melin also previously served on the board of directors and the human resources committee of Accelrys, Inc., a public reporting company prior to its acquisition by Dassault Systèmes SA.

“This is a very exciting time in SailPoint’s development as they look to further extend their leadership position in identity governance and broaden their brand awareness on a global basis. I look forward to leveraging my experience at various high growth software companies in my role as a Board member and member of the Compensation Committee,” said Ms. Melin.

SailPoint: The Power of Identity™

SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. SailPoint’s open identity platform gives organizations the power to enter new markets, scale their workforces, embrace new technologies, innovate faster and compete on a global basis. As both an industry pioneer and market leader in identity governance, SailPoint delivers security, operational efficiency and compliance to enterprises with complex IT environments. SailPoint’s customers are among the world’s largest companies in a wide range of industries, including: 7 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 13 pharmaceutical companies, and 11 of the largest 15 federal agencies.

More information on SailPoint is available at: www.sailpoint.com.

Media Relations:

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411

Investor Relations:

Staci Mortenson

ICR for SailPoint

investor@sailpoint.com

512-664-8916